UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☒	Definitive Proxy Statement
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CONCEPTUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONCEPTUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 To Be Held June 8, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Conceptus, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 8, 2007 at 10:00 a.m., local time, at the Company’s principal executive offices located on 331 East Evelyn Avenue, Mountain View, California 94041, for the following purposes:

1.      To elect Class I directors to serve a term of three years or until their successors are elected and qualified.

2.      To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

3.      To conduct such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We know of no other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment. Only stockholders of record at the close of business on Thursday, April 12, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible  in the postage-prepaid envelope enclosed for that purpose. Your shares will be voted at the Annual Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting, and the giving of a proxy will not affect your right to vote in the event you attend the Annual Meeting in person.

Very truly yours,

MICHAEL W. HALL
Secretary

Mountain View, California
April 24, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

CONCEPTUS, INC.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Conceptus, Inc. (“Conceptus” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 8, 2007, at 10:00 a.m., local time, or at any postponement or adjournment(s) thereof (the “Annual Meeting”), for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive office located on 331 E. Evelyn Avenue, Mountain View, California 94041. The Company’s telephone number is (650) 962-4000.

These proxy solicitation materials were mailed to stockholders on or about April 30, 2007.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Gregory E. Lichtwardt) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. Attending the Annual Meeting by itself will not revoke a proxy previously given.

Record Date and Share Ownership

Only stockholders of record at the close of business on Thursday, April 12, 2007 are entitled to notice of and to vote at the meeting. At the record date, 29,400,431 shares of the Company’s Common Stock were issued and outstanding.

Votes Required and Method of Counting Votes

Holders of shares of Common Stock are entitled to one vote per share on all matters to be acted upon at the meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal. Abstentions will have the same effect as votes against such other proposals. Broker non-votes will not be counted as votes for or against such other proposals and will not be included in counting the number of votes necessary for approval of any such proposal.

The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted, as the case may be with respect to the item not marked:  FOR  the election of directors,  FOR ratification of the appointment of the designated independent auditors,  and as the proxy holders deem advisable on other matters that may come before the meeting. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

We know of no other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company has engaged MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect MacKenzie’s fee to be approximately $5,000. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting

Proposals of stockholders that are intended to be presented by such stockholder at the Company’s 2008 Annual Meeting must be received by the Company no later than April 6, 2008 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of seven directors, divided into three classes. Each class of directors consists of two to three directors, and each class of directors serves for a staggered three year term or until a successor is elected and qualified. The Class I directors are Mr. Mark M. Sieczkarek and Mr. Thomas Bonadio, whose current terms will end at the Annual Meeting of Stockholders in 2007. The Class II directors are Mr. Michael Baker, Ms. Annette M. Bianchi and Mr. Peter L. Wilson, whose current terms will end at the Annual Meeting of Stockholders in 2008. The Class III directors are Ms. Kathryn A. Tunstall and Mr. Robert Toni, whose current terms will end at the Annual Meeting of Stockholders in 2009.

Both of the current Class I directors are standing for re-election in 2007, Mr. Mark M. Sieczkarek and Mr. Thomas Bonadio. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below, each of whom is currently a director of the Company.

In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is expected that all nominees will be able and willing to serve as directors.

There are no family relationships among our directors or executive officers. The names of directors, their ages as of April 1, 2007 and certain other information about them are set forth below:

				Director
Name	Age	Position with Conceptus	Class	Since
Kathryn A. Tunstall	57	Chairman of the Board of Directors	III	1993
Mark M. Sieczkarek	52	President, Chief Executive Officer and Director	I	2003
Michael A. Baker(1)	48	Director	II	2003
Annette M. Bianchi(2)	48	Director	II	2005
Thomas F. Bonadio(1)(3)	57	Director	I	2003
Robert V. Toni(1)(2)(3)	66	Director	III	2003
Peter L. Wilson(2)(3)	62	Lead Independent Director	II	2001

(1)          Member of Audit Committee.

(2)          Member of Compensation Committee.

(3)          Member of Nominating Committee.

NOMINEES FOR ELECTION AS DIRECTORS THROUGH 2010

Class I Directors:

Mr. Sieczkarek was appointed as our President and Chief Executive Officer and to the Board of Directors in April 2003. Mr. Sieczkarek served as President, Americas, of Bausch and Lomb, Inc. from July 2001 to January 2003, as Corporate Vice President and President—Europe, Middle East and Africa Region from 1999 to 2001 and held positions of increasing responsibility at various divisions of Bausch and Lomb from 1995 to 1999. Prior to joining Bausch and Lomb, Mr. Sieczkarek was Vice President and Chief Financial Officer of KOS Pharmaceuticals from 1993 to 1995. From 1980 to 1993, Mr. Sieczkarek held executive level positions in Finance and Commercial Operations with several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek currently serves on the Board of Directors of Thermage, Inc., a public medical device company, where he also participates on its Audit Committee. Mr. Sieczkarek holds a B.S. in Accounting from the State University of New York at Buffalo and a M.B.A. degree in Finance from Canisius College. The Board of Directors has determined that Mr. Sieczkarek is not “independent” as that term is defined in the Nasdaq Marketplace Rules.

Mr. Bonadio was appointed to our Board of Directors in September 2003. Mr. Bonadio is co-founder and managing partner of The Bonadio Group, an independent provider of accounting, business advisory and financial services in the upstate New York area. He co-founded this business in 1978, following seven years with Arthur Andersen & Co. Mr. Bonadio is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He holds a B.B.A. from St. John Fisher College, and is the past chairman of the college’s Board of Trustees. The Board of Directors has determined that Mr. Bonadio is “independent” as that term is defined in the Nasdaq Marketplace Rules.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Class II Directors (terms expire in 2008):

Mr. Baker was appointed to our Board of Directors in September 2003. Since 1997, Mr. Baker has been the President and Chief Executive Officer of ArthroCare Corporation, a manufacturer and marketer of medical devices. From 1989 to 1997, he held several positions in planning, corporate development and senior management at Medtronic, Inc., a medical technology company specializing in implantable and invasive therapies. Mr. Baker serves on the board of directors of ArthroCare Corporation. Mr. Baker holds a B.S. from the United States Military Academy at West Point and an M.B.A. from the University of Chicago.

Ms. Annette M. Bianchi was appointed to our Board of Directors in August 2005. Since 2004, she has been a Managing Director at VantagePoint Venture Partners. From 1999 to 2004, she was a Managing Director at Pacific Venture Group, a dedicated healthcare fund. From 1992 to 1999, Ms. Bianchi was a General Partner of the Healthcare Practice for Weiss, Peck & Greer Venture Partners. She began her career in venture capital in 1985 as an Associate with Burr, Egan, Deleage & Company and became a General Partner of that firm in 1988. Ms. Bianchi holds a B.S.E. and an M.S.E. from the University of Pennsylvania and an M.B.A. from The Wharton School.

Mr. Wilson was appointed to our Board of Directors in December 2001 and was appointed as the lead independent director in November 2002. Mr. Wilson currently serves on the board of directors of ArthroCare Corporation. Mr. Wilson was President and Chief Executive Officer of Patient Education Systems from 1995 to 1998. Between 1992 and 1994, Mr. Wilson was an independent consultant in healthcare business development and marketing. From 1972 to 1992, Mr. Wilson worked for Proctor & Gamble / Richardson Vicks, where he held various positions as President of Richardson Vicks, Vice President/General Manager of Proctor & Gamble Vicks Healthcare, President/General Manager of the Vidal Sassoon Division and President/General Manager of the Personal Care Division. Mr. Wilson holds an B.A. from Princeton University and a M.B.A. in Marketing from Columbia University.

Class III Directors (terms expire in 2009):

Ms. Tunstall, Chairman of the Board of Directors since January 2000, has served as our director since July 1993 and served as our President and Chief Executive Officer from July 1993 to December 31, 1999. Prior to joining the Company, Ms. Tunstall spent seven years as an executive officer of the Edwards Less Invasive Surgery Division of Baxter International, a division engaged in the research and development, manufacturing and marketing of cardiovascular catheters, serving as President from June 1990 to June 1993 and serving as Vice President and Director of Worldwide Sales and Marketing from November 1986 to June 1990. From 1974 to 1986, Ms. Tunstall held various positions in finance, operations and marketing in two divisions of American Hospital Supply Corporation, including that of Vice President of Marketing of McGaw Laboratories, a pharmaceutical and medical device company. Ms. Tunstall also currently serves as a director and as Compensation Committee Chair of Caliper Lifesciences, a public biotechnology company and is Chairman of the Board of NeoMatrix, a private company involved in breast cancer screening. Ms. Tunstall holds a B.A. in Economics from the University of California and has also completed graduate level studies in Business and Healthcare Administration.

Mr. Toni was appointed to our Board of Directors in October 2003. Mr. Toni retired in October 2002 from Closure Medical Corporation, where he held the position of President and Chief Executive Officer and served on the Executive Committee for eight years. Mr. Toni is currently an advisor to Closure Medical. Previous to Closure Medical, Mr. Toni was General Manager of Iolab Corporation for five years and held a number of senior positions with Coopervision Cilco for 7 years with his last position being President. Mr. Toni’s earlier career was primarily in financial management for several large companies, including AMF and General Motors where he held the positions of Controller and Accounting Manager, respectively. He holds a B.B.A. from Iona College.

Board Meetings and Committees

Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Company encourages directors to attend and historically many of them have done so. To facilitate attendance and reduce travel costs, the Company usually schedules its Annual Meeting to occur immediately before or after a periodic meeting of the Board, although in some years scheduling conflicts have prevented this arrangement. All directors attended the annual stockholder meeting in June 2006 by telephone or in person.

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Sieczkarek and Ms. Tunstall, are “independent” as that term is defined in the Nasdaq Marketplace Rules. In addition, the Board of Directors has determined that each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors held, including through its committees meetings, 23 in-person and phone meetings during the fiscal year ended December 31, 2006. The independent members of the Board of Directors held five meetings in conjunction with the in-person Board meetings. The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. The Board has adopted a charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. During portions of 2006 fiscal year the Board of Directors also maintained an executive committee and a stock option subcommittee, both of which have since been dissolved.

During fiscal 2006, none of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors (held while such director was a member) or of the committees upon which such director served (during the periods such director served).

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) currently consists of Mr. Bonadio, Mr. Baker and Mr. Toni. Mr. Baker replaced Mr. Wilson on the Audit Committee in December 2006. Mr. Wilson had served on the Audit Committee from April 2006 until December 2006, and Mr. Baker served previously in that position. Mr. Bonadio serves as the Chairman of the Audit Committee. During the last fiscal year, the Audit Committee held five meetings. The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board adopted the Audit Committee Charter on April 16, 2003 and approved an amended Audit Committee Charter on February 17, 2005 and December 15, 2005.

The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Board of Directors has further determined that Mr. Bonadio is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) consists of three independent directors, Mr. Toni, Mr. Wilson and Ms. Bianchi. Mr. Toni serves as the Chairman of the Compensation Committee. During the last fiscal year, the Compensation Committee held seven meetings. The Compensation Committee administers the Company’s incentive compensation and benefits plans (including stock plans) and, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and certain other employees. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the Nasdaq Marketplace Rules. For portions of the year, the Stock Option Subcommittee made recommendations and approved equity award grants to certain employees and consultants pursuant to the Company’s stock plans. The Stock Option Subcommittee consisted of Mr. Sieczkarek alone.

Compensation Policy

The Compensation Committee seeks to ensure that the Company’s compensation policy provides an appropriate relationship between executive pay and the creation of long-term investor value, while at the same time helping to recruit, reward, motivate and retain key employees. The Compensation Committee’s objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership. Executive Compensation does not include forms of compensation such as SERPs or deferred compensation. Our 2001 Equity Incentive Plan and 2002 Non-Qualified Plan preclude “repricing” or “exchanging” options. The Compensation Committee reviews all components of the Chief Executive Officer’s compensation, including annual base salary, bonuses based on corporate and individual performance, equity and long-term incentive compensation, including grants of restricted stock and restricted stock units, stock appreciation rights and stock options, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual and projected payout obligations under several potential severance and change-in-control scenarios. The Compensation Committee also reviews the components of all other executive officers as well as senior-level managerial and technical employees.

Base Salaries

The Compensation Committee evaluates the performance and recommends the salary of the President and Chief Executive Officer and all other executive officers. Survey data is drawn from comparable peer group companies participating in medical device and/or biotechnology executive compensation surveys. Within this framework, executive salaries are determined based on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure and assessment of the Company’s financial condition. The Company’s compensation policy is designed to target executive officer base salaries within a competitive range of salary data for officers in similar positions in companies of like characteristics. Generally, salaries paid to the Company’s executive officers in fiscal 2006 were within the targeted range. While it is the Compensation Committee’s intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including information related to geographic location and individual job responsibilities, it is further the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the Company’s executive officers’ compensation.

Annual Incentive Bonuses

The Company’s Annual Incentive Bonus Plan provides for the payment of bonuses in cash and stock shortly after completion of the fiscal year based primarily on the Company’s prior year performance in relation to predetermined financial objectives and individual executive performance for the year then ended. Target awards are set as a percent of base salary by officer responsibility and are competitive with the survey data reviewed by the Committee. Actual bonus awards are based on the assessment of the executive’s contribution to the achievement of the Company’s financial performance. Prior to the beginning of the fiscal year, the Compensation Committee established objectives related to growth in the Company’s revenue and tight management of cash flow.

Equity Incentive Awards for Fiscal 2006

The Company’s 2001 Equity Incentive Plan and 2002 Non-Qualified Plan provide for the issuance to the Company’s officers and employees of shares of restricted stock, restricted stock units, stock appreciation rights and stock options to purchase shares of the Company’s common stock at an exercise price equal to the closing market price of such stock on the date of the option grant. These awards typically vest over three to five years. These awards are granted to the Company’s executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future long-term performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the long-term value of the Company’s equity.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2006, Messrs. Toni (Chairman) and Wilson and Ms. Bianchi served on the Compensation Committee. There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) is composed of three outside directors, Mr. Bonadio, Mr. Toni and Mr. Wilson. Mr. Wilson serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee establishes qualification standards for membership on the Board of Directors, identifies qualified individuals for membership on the Board of Directors and considers and recommends director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director.

During the last fiscal year, the Nominating and Corporate Governance Committee held two meetings independent of meetings of the Board of Directors. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are “independent” as defined in the Nasdaq Marketplace Rules. The Company’s policy is for the Nominating and Corporate Governance Committee to consider stockholder recommendations for director nominee(s) that are submitted in accordance with the Company’s bylaws. The provisions of the Company’s bylaws relevant to stockholder submission of director nominee(s) are described in greater detail below. To date, the Company has not received any recommendations from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•       the appropriate size of the Board of Directors;

•       the needs of the Company with respect to the particular talents and experience of its directors;

•       the skills, experience and reputation of the potential nominee in relation to the capabilities already present on the Board of Directors;

•       the judgment and perspective developed through business experiences and/or educational endeavors;

•       the candidate’s ability to work with other members of the Board of Directors and management to further our goals and increase stockholder value; and

•       the ability to devote a sufficient amount of time to carry out the duties and responsibilities as a director.

The objective of the Nominating and Corporate Governance Committee is to structure a Board of Directors that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the stockholders.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee decides not to nominate a member for re-election, unless the Board of Directors determines not to fill a vacancy the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee as outlined above. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future if necessary.

Stockholders may send any recommendations for director nominees or other communications to the Board of Directors or any individual director c/o Peter Wilson, Lead Independent Director, Conceptus, Inc. 331 E. Evelyn Avenue, Mountain View, CA, USA 94041. All communications received will be reported to the Board of Directors or the individual directors, as appropriate. As required under the Company’s bylaws, any stockholder recommendation for director nominee(s) should include (i) the candidate’s name, age, business and residence addresses, (ii) the candidate’s principal occupation or employment, (iii) the number of shares of common stock of the Company beneficially owned by the candidate (if any), and (iv) any other information relating to such nominee(s) that is required to be disclosed under the Exchange Act, including, without limitation, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. In addition, any such stockholder recommendation for director nominee(s) should include (i) the stockholder’s name and address as they appear on the books of the Company, (ii) the number of shares of common stock of the Company beneficially owned by the stockholder, and (iii) any other information that is required to be provided by the stockholder pursuant to the Exchange Act. To be considered timely and properly brought before an annual meeting of stockholders, any such stockholder recommendation for director nominee(s) must be delivered to the principal executive offices of the Company no sooner than ninety (90) days and no later than sixty (60) days prior to the scheduled annual meeting of stockholders. In the event that less than sixty (60) days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, notice by the stockholder will be considered timely filed if received before the close of business on the tenth (10th) day following the date the notice of the annual meeting of stockholders was mailed or public disclosure of the same was made. For any such timely and properly brought stockholder recommendation for director nominee(s) to be included in the proxy statement and form of proxy for an annual meeting of stockholders, the stockholder must provide notice as required by the Exchange Act. For more information, please refer to “Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting” on page 2 of this proxy statement.

Code of Ethics

The Board of Directors has adopted a formal code of ethics that applies to all of the Company’s employees, officers and directors. You can access the latest copy of the Code of Ethics, as well as the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors in the About Conceptus section of our website at http://www.conceptus.com.

During fiscal 2006, none of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors (held while such director was a member) or of the committees upon which such director served (during the periods such director served).

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Our outside directors are compensated based upon their respective levels of participation and responsibilities, including service on various committees. Outside directors receive a combination of annual cash retainers and equity grants in amounts that correlate to the responsibilities of each director in his or her service to us. In addition to this compensation, members of our Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities, in accordance with our policy. Our Board of Directors and Compensation Committee periodically review compensation for outside directors.

The following table describes our cash compensation practices for outside directors during 2006 and what was approved for 2007, unless otherwise amended by our Board of Directors. In addition, the Company reimburses each outside director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or any committee thereof.

	Paid in 2006	Approved for 2007
ANNUAL RETAINER
Board and Executive Committee Members	$10,000	$30,000
ADDITIONAL ANNUAL RETAINER
Lead Director (as Nominating and Corporate Governance Committee Chair)	$15,000	$20,000
Audit Chair	$15,000	$20,000
Other Audit Committee Members	$3,000	$10,000
Compensation Committee Chair	$10,000	$12,500
Other Compensation Committee Members	$1,000	$8,000
PER MEETING FEES
Board Member	$2,500	$0
Audit Committee	$750/hr	$0
Compensation Committee	$500/hr	$0
Nominating & Governance Committee	$500/hr	$0

In summary, the 2007 Board of Directors cash fees per meeting and Audit and Compensation Committees’ cash fees per meeting have been consolidated into a single Annual Retainer to be paid quarterly. Kathryn Tunstall, the Chairman of our Board of Directors, is solely compensated by an annual retainer of $150,000, which is paid monthly.

Deferred Fee Plan

The Company has established a deferred fee plan pursuant to which its non-employee directors may elect to defer receipt of all or part of the compensation payable to them for serving on the Board of Directors or committees of the Board of Directors. The amount a participant elects to defer will be used to purchase phantom units of the Company’s Common Stock (including fractional shares) using the fair market value of the Common Stock on the date the compensation would otherwise have been paid. The phantom Common Stock units would be appropriately adjusted for stock splits, dividends, reorganizations and similar events. The deferred compensation is not distributable until the termination of such participant’s service as a director. Upon distribution, the phantom Common Stock units would be payable to a participant in an equal number of whole shares of Common Stock issued by the Company or in cash, or a combination of Common Stock and cash, in one lump sum or, if the participant chooses, in ten substantially equal annual installments. The participant may change the distribution election no later than twelve months prior to the first date deferred compensation is to be paid.

Automatic Option and Restricted Stock Grants

Our non-employee directors had been automatically granted shares of restricted stock and options to purchase shares of our Common Stock pursuant to the terms of our Eighth Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”). Under the 2001 Plan, (i) each person who becomes a non-employee director will be granted on the date on which he or she first becomes a non-employee director (A) an option to purchase 20,000 shares of our common stock on the date of such initial election (the “Initial Option”) and (B) 6,670 shares of restricted stock (“Initial Restricted Stock Grant”), and (ii) each person who is a non-employee director automatically will be granted (A) an additional option to purchase 7,500 shares of our common stock (a “Subsequent Option”) and (B) 2,500 shares of restricted stock (“Subsequent Restricted Stock Grant”), each on the date of each annual meeting of stockholders immediately following which such director is serving on our Board of Directors, provided that, on such date, he or she shall have served on our Board of Directors for at least six (6) months prior to the date of such annual meeting.

The following table shows the automatic option and restricted stock grants for our new and existing non-employee directors in effect in 2006:

		Initial
		Restricted
	Initial	Stock
	Options	Grants	Date Issued
New non-employee director	20,000	6,670	Date of initial election

		Subsequent
		Restricted
	Subsequent	Stock
	Options	Units	Date Issued
Existing non-employee director	7,500	2,500	Annual Stockholders’ Meeting(1)

(1)          Provided that, on such date, the non-employee director shall have served on the Company’s Board of Directors for at least six months prior to the date of such annual meeting.

Vesting of Director Options.   The 2001 Plan provides that (i) 25% of the shares subject to each Initial Option shall become exercisable on the one year anniversary of the date of grant of the Initial Option and the remaining shares shall become exercisable in installments as to 1/48 of the total number of shares subject to the Initial Option on each monthly anniversary of the date of grant of the Initial Option thereafter and (ii) each Subsequent Option shall become exercisable in installments as to 1/12 of the total number of shares subject to the Subsequent Option on each monthly anniversary of the date of grant of the Subsequent Option. Options granted to outside directors under the 2001 Plan have a term of ten years and an exercise price equal to the fair market value of Common Stock on the date of grant. The options granted to non-employee directors are subject to accelerated vesting upon a change of control.

Initial Option Vesting
25%—1 year anniversary of the date of grant
75%—1/48th on monthly anniversary of date of grant

Subsequent and Additional Option Vesting
1/12th on each monthly anniversary of date of grant

Vesting of Director Restricted Stock.   The 2001 Plan provides that the Initial Restricted Stock Grant and Subsequent Restricted Stock Grant shall be pursuant to the terms of a restricted stock agreement, which shall grant the Company the right to repurchase shares issued pursuant to the Initial Restricted Stock Grant and Subsequent Restricted Stock Grant upon the termination of the director’s status as a director for any reason (including death or disability). The repurchase option lapses as follows: (i) each Initial Restricted Stock Grant will become vested in equal installments as to 1/3 of the total number of shares subject to the Initial Restricted Stock Grant on each annual anniversary of the date of grant and (ii) each Subsequent Restricted Stock Grant will become vested in equal installments as to 1/3 of the total number of shares subject to the Subsequent Restricted Stock Grant on each annual anniversary of the date of grant. The shares of restricted stock granted to non-employee directors are subject to accelerated vesting upon a change of control.

Additional Options or Restricted Stock.   Additionally, each director shall receive additional options or grants of restricted stock based on their service as a Lead Director, or on various committees. The non-employee director serving as the Lead Director immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a grant of 500 shares of restricted stock. The non-employee director serving as the chairman of the Audit Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting an option to purchase 5,000 shares of our common stock and a grant of 500 shares of restricted stock. The non-employee director serving as a member of the Audit Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting an option to purchase 2,000 shares of our common stock. The non-employee director serving as the chairman of the Compensation Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting an option to purchase 2,000 shares of our common stock and a grant of 500 shares of restricted stock. The non-employee director serving as a member of the Compensation Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting an option to purchase 1,000 shares of our common stock. The additional options shall become exercisable in installments as to 1/12 of the total number of shares subject to such option on each monthly anniversary of the date of grant of such option. The additional options shall have an exercise price equal to the fair market value of our common stock on the date of grant, and a term of ten years. Each of the additional restricted stock grants shall become vested in equal installments as to 1/3 of the total number of shares subject to such grants on each annual anniversary of the date of grant. The options and shares of restricted stock granted to non-employee directors are subject to accelerated vesting upon a change of control in accordance with the terms of the 2001 Plan.

The following tables show the additional option and restricted stock unit grants for our new and existing non-employee directors, as well as the vesting for such:

		Additional
		Restricted
	Additional	Stock
	Options	Units	Date Issued
Lead Director	0	500	Annual Stockholders' Meeting(1)
Audit Chair	5,000	500	Annual Stockholders' Meeting(1)
Other Audit Committee Members	2,000	0	Annual Stockholders' Meeting(1)
Compensation Chair	2,000	500	Annual Stockholders' Meeting(1)
Other Compensation Committee Members	1,000	0	Annual Stockholders' Meeting(1)

(1)          Provided that, on such date, the non-employee director shall have served on the Company’s Board of Directors for at least six months prior to the date of such annual meeting.

Subsequent and Additional Option Vesting
1/12th on each monthly anniversary of date of grant

Initial, Subsequent and Additional Restricted Stock Grant Vesting
1/3rd on each annual anniversary of date of grant

Mr. Sieczkarek is not separately compensated for his service as director.

The foregoing description is qualified in its entirety by reference to the Eighth Amended and Restated 2001 Equity Incentive Plan which was filed with the our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2006.

Amendment to the 2001 Plan.   In April 2007, the Board of Directors amended the 2001 Plan, specifically to address the automatic grant of shares of restricted stock and options to purchase shares of our Common Stock to our outside directors, which resulted in the Ninth Amended and Restated 2001 Equity Incentive Plan (the “Amended 2001 Plan”). Under the Amended 2001 Plan, grants are made to our outside directors will be made pursuant to a written policy adopted by the Board of Directors. In April 2007, the Board of Directors adopted a written policy which proposes to grant to: (i) each person who becomes an outside director on the date on which he or she first becomes an outside director (A) a stock appreciation right with respect to  20,000 shares of our common stock on the date of such initial election (the “Initial SAR”) and (B) restricted stock units with respect to that number of shares of common stock equal to $100,000 divided by the fair market value of the common stock on the date of grant (“Initial RSU”), and (ii) each person who is a outside director automatically (A) a stock appreciation right with respect to  7,500 shares of our common stock (the “Subsequent SAR”) and (B) ) restricted stock units with respect to 2,500 shares of common stock  (“Subsequent RSU”), each on the date of each annual meeting of stockholders immediately following which such director is serving on our Board of Directors, provided that, on such date, he or she shall have served on our Board of Directors for at least six (6) months prior to the date of such annual meeting.

The following table shows the initial and subsequent stock appreciation rights grants and restricted stock units for our new and existing non-employee directors:

Initial
Restricted
	Initial	Stock
	SAR	Units
	Units	($ Value)(1)	Date Issued
New non-employee director	20,000	$100,000	Date of initial election

(1)          Exact number of units determined based on the closing price of the Company’s common stock on the date prior to the grant.

Subsequent
	Subsequent	Restricted
	SAR	Stock
	Units	Units	Date Issued
Existing non-employee director	7,500	2,500	Annual Stockholders' Meeting(2)

(2)          Provided that on such date, the non-employee director shall have served on our Board of Directors for at least six months prior to the date of such annual meeting.

Additional SARs and RSUs.   Additionally each director shall receive additional stock appreciation rights (“Additional SARs”) based on their service on various committees. The non-employee director serving as the Lead Independent Director immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting (1) a stock appreciation right with respect to 10,000 shares of our common stock and (2) restricted stock units with respect to 500 shares of our common stock. The non-employee director serving as the chairman of the Audit Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting (1) a stock appreciation right with respect to 5,000 shares of our common stock and (2) restricted stock units with respect to 500 shares of our common stock. The non-employee director serving as a member of the Audit Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a stock appreciation right with respect to 2,000 shares of our common stock. The non-employee director serving as the chairman of the Compensation Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting (1) a stock appreciation right with respect to 2,000 shares of our common stock and (2) restricted stock units with respect to 500 shares of our common stock. The non-employee director serving as a member of the Compensation Committee immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a stock appreciation right with respect to 2,000 shares of our common stock. The stock appreciation rights granted to non-employee directors are subject to accelerated vesting upon a change of control in accordance with the terms of the 2001 Plan.

The following table shows the stock appreciation rights grants and grants of restricted stock units for our non-employee directors following an annual meeting of stockholders:

	Additional
	SAR	Additional
	Units	RSUs	Date Issued
Lead Director	10,000	500	Annual Stockholders’ Meeting(1)
Audit Chair	5,000	500	Annual Stockholders’ Meeting(1)
Other Audit Committee Members	2,000	0	Annual Stockholders’ Meeting(1)
Compensation Chair	2,000	500	Annual Stockholders’ Meeting(1)
Other Compensation Committee Members	2,000	0	Annual Stockholders’ Meeting(1)

(1)          Provided that on such date, the non-employee director shall have served on our Board of Directors for at least six months prior to the date of such annual meeting.

Vesting of Director SARs.   The written policy provides that the Initial SARs will vest and become exercisable as follows:   twenty-five percent (25%) of the shares subject to Initial SARs shall vest on the first anniversary of the date of grant for such Initial SARs and one forty-eighth (1/48th) of the shares subject to the Initial SARs shall vest on the first day of each full month thereafter, such that the Initial SARs shall be fully vested on the first day of the forty-eighth (48th) month following the date of grant for such Initial SARs. Subsequent SARs and Additional SARs shall vest and become exercisable as follows:  one twelfth (1/12th) of the shares subject to the Subsequent SARs and Additional SARs shall vest on each monthly anniversary of the date of grant for such Subsequent SARs and Additional SARs, such that the Subsequent SARs and the Additional SARs shall fully vested on the first anniversary of the date of grant for such Subsequent SARs and Additional SARs. The shares subject to the Initial SARs,  Subsequent SARs and Additional SARs granted to non-employee directors are subject to accelerated vesting upon a change of control.

Initial Option Vesting
25%—1 year anniversary of the date of grant
75%—1/48th on monthly anniversary of date of grant

Subsequent and Additional Option Vesting
1/12th on each monthly anniversary of date of grant

Vesting of Director Restricted Stock Units.   The written policy provides that the Initial RSUs and Annual RSUs shall vest with respect to one-third (1/3) of the shares subject to such grant of Restricted Stock Units on each anniversary of the date of grant, such that one hundred percent (100%) of the shares subject to such grant of the Initial RSU or Annual RSU, shall have vested on the third anniversary of the date of grant. The shares of Common Stock subject to each vested Initial RSU or Annual RSU shall be transferred to the holder thereof as soon as administratively practicable following the vesting of such Initial RSU or Annual RSU. The Initial RSUs or Annual RSUs granted to non-employee directors are subject to accelerated vesting upon a change of control.

Initial, Subsequent and Additional Restricted Stock Grant Vesting
1/3rd on each annual anniversary of date of grant

DIRECTORS’ COMPENSATION IN 2006

The table below summarizes the compensation we paid to our directors for the year ended December 31, 2006.(4)

	Fees Earned	Restricted Stock	Option
	or Paid	and Restricted Stock	Awards
Name(1)	in Cash ($)	Unit Awards($)(3)	($)(3)	Total
Kathryn A. Tunstall(2)	$149,999	$77,410	$40,789	$268,198
Michael A. Baker	26,500	15,170	113,377	155,047
Annette M. Bianchi	29,889	28,636	36,623	95,147
Thomas F. Bonadio	48,646	17,258	124,018	189,922
Robert V. Toni	44,684	17,258	111,581	173,524
Peter L. Wilson	52,430	17,258	95,829	165,517

(1)          Mark M. Sieczkarek, a director and our President and Chief Executive Officer, is an employee and is not included in this table. Mr. Sieczkarek’s compensation is discussed in our “Executive Compensation” table on page 28.

(2)          Ms. Kathryn Tunstall, the Chairman of the Board of Directors is paid solely a retainer fee of $12,500 per month and was granted 7,500 shares of stock options and 10,000 shares of stock appreciation rights in 2006.

(3)          Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.

(4)          Except for the amounts shown on this table, no other compensation was granted to the directors during 2006.

DIRECTORS’ OUTSTANDING AWARDS AT FISCAL YEAR-END 2006

The following table shows aggregate total number of outstanding unvested restricted awards as of December 31, 2006:

		Number of
	Grant	Unvested	Vesting
Name	Date	Shares	Date(1)
Kathryn A. Tunstall	02/24/04	18,000	02/24/07
	07/19/05	2,000	07/19/08
	10/24/05	556	06/01/07
	07/18/06	2,500	06/07/09
Michael A. Baker	06/01/04	556	06/01/07
	05/26/05	1,333	05/26/08
	06/07/06	2,500	06/07/09
Annette M. Bianchi	08/11/05	4,446	08/11/08
	06/07/06	2,500	06/07/09
Thomas F. Bonadio	06/01/04	556	06/01/07
	05/26/05	1,666	05/26/08
	06/07/06	3,000	06/07/09
Robert V. Toni	06/01/04	556	06/01/07
	05/26/05	1,666	05/26/08
	06/07/06	3,000	06/07/09
Peter L. Wilson	06/01/04	556	06/01/07
	05/26/05	1,666	05/26/08
	06/07/06	3,000	06/07/09

(1)          All grants vest 1/3 annually.

The following table shows aggregate total number of option awards outstanding (both exercisable and unexercisable) for each director as of December 31, 2006:

Number
Name	of Shares
Kathryn A. Tunstall	322,560
Michael A. Baker	63,000
Annette M. Bianchi	28,500
Thomas F. Bonadio	70,000
Robert V. Toni	68,000
Peter L. Wilson	67,000

Required Vote

If a quorum is present and voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes, and broker non-votes will not affect the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE FOR THE CLASS I DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

APPROVAL OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee and subject to stockholder ratification, the Board of Directors has retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In recommending to the Board of Directors that PricewaterhouseCoopers LLP be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection.

Required Vote

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT COMMITTEE REPORT1

The Audit Committee is comprised of three members. As of December 31, 2006, they were Mr. Bonadio, Mr. Baker and Mr. Toni, with Mr. Wilson serving until December 12, 2006. Each Audit Committee member is “independent,” as defined in the rules and regulations of the Nasdaq Global Market. Mr. Bonadio serves as the Chairman of the Committee. Upon the recommendation of the Audit Committee and in compliance with regulations of the Nasdaq Global Market, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee.

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee’s primary responsibility is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the requirements of Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence. The Committee has approved the audit fees of the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair their independence, as well as compliance with the Company’s policies. The Audit Committee has discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with regulations promulgated by the Securities and Exchange Commission (the “Commission”). The Audit Committee membership complies with the requirements of the Nasdaq Global Market with respect to independence, financial literacy and financial management expertise. The Audit Committee has concluded that the independent auditors are in fact independent of the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope of and plans for their audits. The Committee has met with the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal controls. The independent registered public accounting firm presented no significant audit findings.

1                      The information contained in this Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In reliance on the reviews and discussions referred to above, and without other independent verification, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services related to the years ended December 31, 2005 and 2006:

Description of services	2005 Fees	2006 Fees
Audit fees(1)	$565,000	$640,150
Audit-related fees(2)	$—	$17,089
Tax fees(3)	$—	$—
All other fees(4)	$1,500	$1,500
Total	$566,500	$658,739

(1)          Audit Fees:   represents the aggregate fees billed or to be billed for services performed to comply with generally accepted auditing standards. In addition to the audit and review of financial statements, it includes fees in connection with statutory and regulatory filings such as comfort letters, attest services, consents and assistance with and review of documents filed with the Commission. For the years ended December 31, 2005 and 2006, audit fees were for services related to the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements and the review of the associated filings. For the year ended December 31, 2005, audit fees also included services related to the response to a comment letter filed with the Securities and Exchange Commission on August 25, 2005 and for services related to the filing of the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on September 7, 2005. For the year ended December 31, 2006, audit fees include the Company’s Registration Statement on Form S-8, which was filed with the Securities and Exchange Commission on May 24, 2006 and the Company’s Registration Statement on Form S-8, which was filed with the Securities and Exchange Commission on August 31, 2006. All such services were pre-approved by the Audit Committee.

(2)          Audit-Related Fees:   represents the aggregate fees billed or to be billed for assurance and related services that are traditionally performed by the independent accountant. These services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. For the year ended December 31, 2006, audit related fees included services related to the filing of the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on December 18, 2006.

(3)          Tax Fees:   represents the aggregate fees billed or to be billed for professional services rendered for tax compliance, tax advice and planning, including tax return preparation, refund claims, tax payment-planning services, assistance with tax audits and appeals, advice to mergers and acquisitions and requests for rulings or technical advice from tax authorities. PricewaterhouseCoopers LLP performed no such services for the Company for the years ended December 31, 2005 and 2006.

(4)          All Other Fees:   represents the aggregate fees billed or to be billed for professional services that are appropriately not included in the Audit, Audit Related, and Tax categories. Other fees for the years ended December 31, 2005 and 2006 relate to user fee for an on-line software tool.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors, including the fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may elect to delegate pre-approval authority to one or more designated Audit Committee members in accordance with its charter. Audit Committee approval is required to exceed the budgeted amount for a particular service. The Audit Committee considers whether such audit or non-audit services are consistent with the Commission’s rules on auditor independence.

Submitted on April 18, 2007 by the members of the Audit Committee of the Company’s Board of Directors.

Tom Bonadio, Audit Committee Chair
Michael Baker, Audit Committee Member
Robert Toni, Audit Committee Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of February 28, 2007 as to (i) each person who is known to the Company to beneficially own more than five percent of the Company’s common stock, (ii) each nominee for the Company’s Board of Directors, (iii) each of the Company’s remaining directors, (iv) each of the executive officers named in the Executive Compensation Table on page 28, and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent (2)
Massachusetts Financial Services Company	1,253,082	4.27%
2 Avenue de Lafayette
Boston, MA 02111-1738
Federated Investors, Inc.(3)	5,617,886	19.13%
Voting Shares Irrevocable Trust
John F. Donahue
Rhodora J. Donahue
J. Christopher Donahue
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
FMR Corporation	3,656,568	12.45%
82 Devonshire Street
Boston, MA 02109
State of Wisconsin Investment Board	142,271	0.48%
P.O. Box 7842 Madison, WI 53707
VantagePoint Venture Partners	2,488,890	8.48%
1001-1003 Bayhill Drive, Suite 300
San Bruno, CA 94066
Delaware Management Holdings	2,378,678	8.10%
2005 Market Street
Philadelphia, PA 19103
Kathryn Tunstall	361,836	1.23%
Michael Baker	64,472	*
Annette Bianchi	24,586	*
Tom Bonadio	77,419	*
Mark Sieczkarek	613,791	2.09%
Robert Toni	118,253	*
Peter Wilson	79,691	*
Gregory Lichtwardt	177,306	*
Edward Sinclair	121,456	*
Ulric Cote III	144,581	*
Lisa Pohmajevich	124,373	*
All directors and officers as a group (11 persons)	1,907,764	6.50%

*                    Less than 1%.

(1)          Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as beneficially owned by them.

(2)          Percentage of ownership is based on 29,369,348 shares of Common Stock outstanding on February 28, 2007. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 2006. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)          Federated Investors, Inc. (the “Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in Conceptus, Inc. (the “Reported Securities”). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees have collective voting control that they exercise over the Parent. In accordance with Rule 13d-4 under the Securities Act of 1934, as amended, the Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the Reported Securities.

The following table sets forth the beneficial ownership of shares for all directors and officers as a group:

	Common				Shares
	Shares		Restricted	Phantom	Exercisable
Name	Owned		Shares	Stock	within 60 days	Total	Percentages
Michael Baker	3,219		3,670	—	57,583	64,472	*
Tom Bonadio	6,500		7,170	—	63,749	77,419	*
Robert Toni	50,000		7,170	—	61,083	118,253	*
Peter Wilson	6,000		7,170	2,521	64,000	79,691	*
Annette Bianchi	—		9,170	—	15,416	24,586	*
Kathryn Tunstall	23,273		25,170	—	313,393	361,836	1.23%
Mark Sieczkarek	15,000	(a)	—	—	598,791	613,791	2.09%
Gregory Lichtwardt	2,516		—	—	174,790	177,306	*
Ulric Cote III	3,000		—	—	141,581	144,581	*
Edward Sinclair	—		—	—	121,456	121,456	*
Lisa Pohmajevich	1,000		8,000	—	115,373	124,373	*
All directors and officers as a group	110,508		67,520	2,521	1,727,215	1,907,764	6.50%

(a)           Includes 7,500 shares for which voting and investment power are shared.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their age as of March 15, 2007 are as follows:

Name	Age	Position
Mark M. Sieczkarek	52	President, Chief Executive Officer and Director
Gregory E. Lichtwardt	52	Executive Vice President, Treasurer and Chief Financial Officer
Ulric Cote, III	39	Vice President of Sales
Edward Sinclair	50	Vice President, Clinical Research, Regulatory Affairs and Quality Assurance
Lisa Pohmajevich	50	Vice President, Marketing

See “Proposal I—Election of Directors—Nominees for Election as Directors through 2010 (Class I Directors)” above for a brief description of the educational background and business experience of Mr. Sieczkarek.

Mr. Lichtwardt joined Conceptus as Executive Vice President, Treasurer and Chief Financial Officer in November 2003. From 2000 to 2002, he was Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary of Innoventry, Inc., a financial services company. From 1993 to 2000, Mr. Lichtwardt was Vice President, Finance, Chief Financial Officer and Treasurer of Ocular Sciences, Inc., a worldwide developer and marketer of soft contact lenses. Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan Inc. In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He holds a B.B.A. degree from the University of Michigan and M.B.A. degree from Michigan State University.

Mr. Cote joined Conceptus as Vice President, Sales in April 2004. From 2003 to 2004, Mr. Cote was Senior Director of Sales, Gynecology Division at American Medical Systems. From 2000 to 2001, he served as President and Chief Executive Officer of Collagenesis, a developer and marketer of products derived from reengineered and processed human tissue. Prior to Collagenesis, Mr. Cote was Director of Sales and Marketing for Influence, a medical company developing a treatment for incontinence, from 1996 to 2000 and held various sales positions at Indigo Medical and Osbon Medical Systems, from 1990 to 1996. He holds a B.S. degree in Business Administration from California State University at Sacramento.

Mr. Sinclair joined Conceptus as Vice President, Clinical Research and Regulatory Affairs in February 2003. From 2002 to 2003, he was Senior Director of Regulatory Affairs and Quality Assurance at Novasys Medical, a private women’s health care company developing a non-surgical treatment for stress urinary incontinence. In late 2001, Mr. Sinclair was a consultant for Conceptus. From 1999 to 2001, he was Vice President of Regulatory, Quality Assurance and Clinical Affairs at Prolifix Medical, an early-stage interventional cardiology company. Mr. Sinclair joined PercuSurge in 1996 as Director of Regulatory and Quality Affairs and then Vice President of Operations and Quality for this coronary and cerebral embolic protection company, before its acquisition by Medtronic. From 1994 to 1996, he was Director of International Regulatory Affairs and Quality Assurance at Cardiac Pathways, a company founded to treat cardiac arrhythmias and acquired later by Boston Scientific. Mr. Sinclair holds a B.S. degree in Biological Sciences from the University of California, Irvine, and a Master of Arts degree in Management from the University of Redlands.

Ms. Pohmajevich has served as Vice President, Marketing since November 2004. She joined Conceptus as Senior Director of Marketing in 2002. From 1996 to 1999, Ms. Pohmajevich was Senior Marketing Manager of Monitoring Systems at Mallinckrodt, a manufacturer of respiratory products. Prior to Mallinckrodt, she was Marketing Manager at Laserscope Surgical Systems, a surgical laser and instrumentation manufacturer, from 1992 to 1996. Ms. Pohmajevich holds an M.B.A. degree in International Business and Marketing from the College of Notre Dame and has a B.S. degree in Nursing from Westminster College.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

One of the Company’s principle goals is to maximize the enterprise value over time. Therefore the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of long-term enterprise’s value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. Our objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership.

In establishing compensation for the named executive officers (the “NEOs”) the following are the Compensation Committee’s objectives:

•       All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain, reward and motivate high performing executive talent;

•       Ensure senior officer compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•       Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•       Enhance the officers’ incentive to increase the Company’s long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

We do not maintain a SERP or other form of deferred compensation plan for our NEOs. Furthermore, our 2001 Equity Incentive Plan and 2002 Non-Qualified Plan prohibit “repricing” or “exchanging” options, absent approval of the Company’s stockholders.

Our Compensation Committee reviews all components of the NEOs’ compensation, including annual base salary, bonuses based on corporate and individual performance, and equity and long-term incentive compensation, including grants of restricted stock, restricted stock units, stock appreciation rights and stock options, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual and projected payouts obligations under several potential severance and change-in-control scenarios. The Compensation Committee also reviews the components of all other executive officers as well as senior-level managerial and technical employees. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Other Factors Affecting Compensation

In establishing total compensation for the NEOs, the Committee considers the tax effect for such officers on grants and determines an equity structure that is most likely to be tax favorable to the Company and our NEOs. In that regard, during 2006 the Company opted to exchange certain NEOs’ existing unvested balances of restricted stock as of December 16, 2006 for restricted stock units. In addition, in 2006, the Committee evaluated the Company’s executive compensation policies and programs with regard to, among other things, market competitive practices, accounting and economic costs, the incentive and motivational value of various compensation vehicles, accumulated equity holdings and past earnings for each NEO, Company performance, and the need to retain key talent.

Compensation Components

Our executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance. In addition, in 2006, the Committee evaluated the Company’s executive compensation policies and program with regard to, among other things, market competitive practices, accounting and economic costs, the incentive and motivational value of various compensation vehicles, accumulated equity holdings and past earnings for each officer, company performance, and the need to retain key talent.

The Company’s compensation program is comprised of the following components for the NEOs:

•       Base Salaries

•       Annual Incentive Bonus

•       Long Term Equity Incentives

•       Employment Agreements providing for severance and change in control benefits

•       Certain fringe benefits as well as 401(k) plan, health and welfare plan benefits

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program.

Target Compensation Philosophy

The Compensation Committee analyzes and considers relevant survey data when setting potential executive compensation target ranges for base salaries, annual incentive bonus and long term equity incentives to ensure the Company’s ability to recruit and retain high caliber talent. In assessing market competitiveness of total executive compensation packages, the compensation of our NEOs is reviewed against executive compensation survey data for two designated study groups of medical technology companies (the “peer group” and the “geographic group”). The “peer group” consists of 24 medical technology companies. The “geographic group” consists of approximately 50 medical technology companies located in California and Massachusetts. The Compensation Committee selected these 74 companies because they:

•       are similar to the Company in terms of their size (for example, revenue and market capitalization), industry and global presence;

•       have executive officer positions that are comparable in terms of breadth, complexity and scope of responsibilities; and

•       are located in comparable markets.

The study group of companies have revenue ranging from $17 million to $375 million with mean revenue of approximately $150 million and have market capitalization ranging from $350 million to $1.5 million with mean market capitalization of approximately $850 million. For 2007, the list of comparison companies that constituted the “peer group” was:

Abaxis Corp	Foxhollow Technologies
Abiomed, Inc.	Intralase
Align Technologies	Luminex
Arthrocare Corp.	Nuvasive
Cepheid	Orasure Technologies
Conor Medsystems	Palomar Medical Technology
Cutera Inc.	Sonosite Corp
Cyberonics, Inc.	Thoratec Corporation
Digene Corp	Tripath Imaging
DJ Orthopedics	Vital Signs
Encore Medical Corp	Wright Medical Group
EV3	Zoll Medical

The Committee analyzes each component of executive compensation, base salaries, annual incentive bonus and long term equity incentives, in the two study groups focusing on the range between the mean percentile and the 75th percentile. To establish a competitive advantage in attracting and retaining key executive officers and to emphasize the Compensation Committee’s objectives, the Committee strives to set potential ranges for each compensation component that are competitive with the two study groups.

To remain consistent from year to year, we currently intend to use our two study groups as part of our annual marketplace analysis. The specific companies included in each study group may change based on their size, relevance or other pertinent factors.

Base Salaries

The Board of Directors evaluates the performance and approves the salary of the President and Chief Executive Officer and all other executive officers. Executive salaries are determined based on the data from our two study groups, on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of the Company’s financial condition. This approach ensures that our cost structure will allow us to remain competitive in our markets. Salaries paid to the Company’s executive officers in fiscal 2006 were within the targeted range. While it is the Compensation Committee’s intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including information related to geographic location and individual job responsibilities, it is further the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the Company’s executive officers’ compensation. No formula based salary increases are provided to the named executive officers.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself. Each NEO of the Company participates in an annual performance review with the CEO to provide input about their contributions to the Company’s success for the period being assessed. The Compensation Committee evaluates all NEOs against their peer group equivalents on an annual basis. The overall performance of our senior executive management team is reviewed annually by the Compensation Committee and the Board of Directors. Actual base pay for each executive officer is determined within this overall process.

In determining and approving 2006 base salary increases for our executive officers, the Compensation Committee assessed the following: (1) the individual executive’s performance in 2005 versus expectations, (2) a target pay position by executive relative to the survey data in our two study groups and, (3) the Company’s performance in 2005 versus the established financial goals and other strategic objectives. The Committee approved an average base salary increase of 2.6% for named executive officers.

To retain and motivate key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s senior executive management that may deviate from the general trends shown by peer companies or medical device firms.

Annual Incentive Bonus

The Company structures its annual incentive bonus program to reward its NEOs based on the Company’s fiscal year performance and the individual executive’s contribution to that performance. All NEOs are eligible to earn an annual incentive bonus which is a predetermined percentage of their base salary (called target bonus). Each year, after the Company’s annual financial planning process, the Board of Directors establishes the financial objectives that need to be achieved by the Company for the executive officers to earn an incentive bonus. These targets vary from year to year, depending on the Company’s business goals, and usually have both a minimum (threshold) achievement level as well as multipliers for overachievement. In determining the compensation awarded to each executive officer based on performance, the Board evaluates the Company’s performance in relation to the approved financial objectives and individual executives’ performance for the year ended; hence, bonuses paid during the first quarter of fiscal year 2007 were based on performance achieved during the fiscal year 2006. In addition, the Company’s Annual Bonus Plan provides for the payment of bonuses in cash and in the form of restricted stock units shortly after completion of the fiscal year.

Under the 2006 Executive Bonus Plan, the CEO and other named NEOs were eligible to receive incentive bonuses dependent on achievement of specific Board approved financial objectives tied to the annual operating plan. The threshold bonus achievement level was 90% of these objectives, and the maximum achievement level was capped at 115%, with an escalating multiplier attached to overachievement of plan from 101% to 115%. The CEO was eligible to receive a bonus of 100% of his base salary (target bonus) for 100% achievement of the financial objectives. The CEO’s target bonus was to be awarded 75% in cash and 25% in restricted stock units for any financial objective achievement levels up to 100%. The CFO had a target bonus of 60% of base salary, and the other NEOs had a target bonus of 45%, and these officers’ bonus would be awarded all in cash up to 100% achievement of the financial objectives. For the CEO and NEOs, any bonus for achievement in excess of 100% was to be paid in restricted stock units.

The annual incentive bonus awarded to an executive officer, other than the CEO, may be increased or decreased at the recommendation of the CEO subject to Board approval as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. The annual incentive bonus award to the CEO may be increased or decreased at the sole discretion of the Board. Each executive’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonus, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, the Board considers the effect of such events indicative of Company’s performance.

For 2006, the bonus pool was dependent upon the Company’s achievement of financial goals which included a cash balance sheet target as of December 31, 2006, (20% weight), and a total dollar amount of annual sales (80% weight). The Company achieved a weighted average of 115% of these goals, which resulted in the potential for the CEO to earn 130 percent of his target bonus (75% of his base salary in cash and 55% payable in the form of restricted stock units). The CFO had the potential to earn 78% of his target bonus (60% payable in cash and 18% payable in the form of restricted stock units). The other executive officers had the potential to earn 58.5% of his or her target bonus (45% payable in cash and 13.5% payable in the form of restricted stock units).

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the executive officers for short term strong Company performance. Also, the Committee feels the incentive bonus amount in excess of target bonus payable in the form of restricted stock units continues to retain, motivate and reward performance in addition to putting emphasis on managing the business for the long term as these units have a thirteen month vesting period from the date of grant.

Long Term Equity Incentives

The Company believes that stock-based performance compensation is essential in aligning the interests of management and the stockholders in enhancing the long-term value of the Company’s equity. The Company’s 2001 Equity Incentive Plan and 2002 Non-Qualified Plan provide for the issuance to the Company’s officers and employees of shares of restricted stock, stock options, stock appreciation rights and restricted stock units for the Company’s common stock. These awards typically vest over three to five years. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. For performance in 2006, the Board of Directors granted in 2007 to all NEOs 264,810 shares of stock options, stock appreciation rights and restricted stock units.

These awards were based on the Compensation Committee’s assessment of: (1) the individual executive’s performance, (2) the Company’s financial performance versus specified financial targets, (3) the Company’s attainment of non-financial strategic objectives and, (4) the competitive practices reflected in the survey data in our two study groups.

With the exception of these grants and the Equity Bonus mentioned in the Annual Incentive Bonus section above, the Company’s executive officers did not receive any other grants for performance related to fiscal year 2006. Generally the Compensation Committee believes that granting stock options and or stock appreciation rights can be an effective tool for meeting the Company’s compensation goal of increasing long-term stockholder value by tying the value of the stock to the Company’s performance in the future. Employees are able to profit from stock options or stock appreciation rights only if the Company’s stock price increases in value over the stock option’s exercise price or the price of the stock appreciation right. The employees do not benefit if the price declines. The Board of Directors granted the executive officers stock appreciation rights because they are more efficient with respect to the use of our equity plan share reserves because fewer shares are needed to be issued to provide a retention and incentive value similar to stock options. Stock appreciation rights therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of the Company’s stock.

Severance and Change of Control Arrangements

Please, refer to the section “Employment Contracts, Termination of Employment and Change-In-Control Arrangements” for a description of these agreements.

In order to recruit Ms. Tunstall to the Company in 1993, she was offered certain severance payments if her employment were involuntarily terminated. In 1997, this agreement was modified and since then provides that certain severance payments will be made to her if her employment were involuntarily terminated within two years after a change-in-control transaction, including retainer and bonus payments, health benefits and certain other placement services, as described under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements”. The Company believed that this agreement was necessary initially in order to induce Ms. Tunstall to leave her former employer, and in order to retain her services and that the size of the severance package is appropriate for an executive of her caliber and for a company of our size. Currently, Ms. Tunstall does not participate in the executive incentive bonus program.

In order to recruit Mr. Sieczkarek to the Company, he and the Company entered into an employment agreement which offered him a signing bonus and a certain initial salary, and offered him certain stock options, subject to the approval of the Board of Directors. The Company believes that this agreement was necessary in order to induce Mr. Sieczkarek to leave his former employer and that the size of the total compensation package was appropriate for an executive of his caliber and for a company of our size. Furthermore the Company and Mr. Sieczkarek entered into an agreement providing for certain severance payments if his employment is involuntarily terminated within two years following a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of his options as described under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The Company believes that this agreement remains necessary in order to retain Mr. Sieczkarek services and that the size of the severance package is appropriate for an executive of his caliber and for a company of our size.

In order to retain the services of Mr. Lichtwardt, Mr. Lichtwardt and the Company entered into an agreement which provided for certain severance payments if his employment is involuntarily terminated within two years following a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of some of his options as described under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The Company believes that this agreement remains necessary in order to retain Mr. Lichtwardt and that the size of the severance package is appropriate for an executive of his caliber and for a company of our size.

In order to retain the services of Mr. Cote, Mr. Cote and the Company entered into an agreement which provided for certain severance payments if his employment is involuntarily terminated within two years following a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of some of his options as described under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The Company believes that this agreement remains necessary in order to retain Mr. Cote and that the size of the severance package is appropriate for an executive of his caliber and for a company of our size.

In order to retain Mr. Sinclair and Ms. Pohmajevich, the Company entered an agreement with each of them, granting them certain severance payments if their employment is involuntarily terminated within two years following a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of some of their options as described under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The Company believes that these agreements remain important in retaining the services of Mr. Sinclair and Ms. Pohmajevich and that the size of the severance packages is appropriate for executives of their caliber and for a company of our size.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which allows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each of the executive officers and the CEO, unless such compensation meets the requirements for the “performance based” exception to the general rule. The cash compensation paid each NEO in 2006 did not exceed $1 million and the cash compensation payable to each of the NEOs, including the CEO, in 2007 is also expected to be below $1 million. The Compensation Committee intends to continue seeking a tax deduction for all of our executive compensation, to the extent that the Committee determines that it is in the best interests of the Company to do so. All of the stock options and stock appreciation rights granted to our NEOs are intended to qualify under Section 162(m) as performance-based compensation, although the income derived from restricted stock and restricted stock units granted to our NEOs generally does not qualify as performance-based compensation under Section 162(m).

Other Elements of Compensation and Perquisites

Automobile Allowance:   The Company provided to certain executive officers an automobile allowance during 2006 due to the re-location of the Company’s facilities in 2005. During the year 2006, the Company paid its executive officers $1,600 in automobile allowance.

Employee Stock Purchase Plan:   In order to provide employees at all levels with greater incentive to contribute to our success, the Company makes available to all employees, including its executive officers, with the opportunity to purchase discounted common stock of the Company under an Employee Stock Purchase Plan, qualified under Section 423 of the Internal Revenue Code. Refer to Note 7 of our Annual Report on Form 10-K filed with the Commission on March 15, 2007 for a description of the terms of the plan.

Retirement Benefits:   In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including its executive officers, with the opportunity to make contributions to the Company’s retirement savings plan (“401K Plan”), under which employees may elect to defer up to 15% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations.

Health plan, Disability and Insurance Benefits:   The Company makes available health plans, disability and insurance benefits to all employees, including to its executive officers. The cost of the health plans is comprised of employees deductions, as well as a cost for the Company. Disability and insurance benefits are paid by the Company for all employees.

EXECUTIVE COMPENSATION EARNED IN 2006

The following table sets forth the compensation earned in 2006 by the Company’s Chief Executive Officer and the Company’s four other most highly paid executive officers who earned in excess of $100,000 during the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

			Bonus (1)					Other
				Restricted	Restricted			Annual
	Earned			Stock	Stock	Option	Stock	Compensation
Name and Principal Position	in Year	Salary ($)	Cash	Units($)(2)	Units(#)(2)	Awards(3)	Awards(4)	(5)	Total
Mark Sieczkarek	2006	$440,000	$330,000	$242,000	13,400	$1,189,372	$313,845	$2,673	$2,531,291
President and CEO
Gregory Lichtwardt	2006	$270,000	$162,000	$48,600	2,691	$449,109	$112,319	1,242	1,045,961
EVP. Treasurer and CFO
Ulric Cote III	2006	$236,500	$106,425	$31,928	1,768	$292,291	$159,671	486	829,069
VP of Sales
Edward Sinclair	2006	$209,000	$94,050	$28,215	1,562	$189,388	$114,740	2,042	638,998
VP of Clinical Research,
Regulatory Affairs and Quality Assurance
Lisa Pohmajevich	2006	$209,712	$94,500	$28,350	1,570	$173,419	$100,988	2,042	610,581
VP of Marketing

(1)                Earned in year 2006 and paid in 2007.

(2)                The amount represent the restricted stock units portion approved by the Board of Directors for the 2006 Annual Incentive Bonus. All NEOs, except for the CEO, received 100% of their target bonus in cash and a 30% of overachievement in restricted stock units. The CEO’s bonus was paid 75% in cash and 25% in restricted stock units, while his 30% of overachievement was paid in restricted stock units. The number of shares was determined by dividing the restricted stock units value by the closing price of the Company’s stock on March 2, 2007, the grant date ($18.06). These shares have a vesting period of 13 months.

(3)                The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2006 related to all outstanding stock option and stock appreciation rights awards, as described in Statement of Financial Accounting Standards No. 123(R). For a discussion of the valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(4)                The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to all outstanding non-option stock awards (restricted stock and restricted stock unit awards), as described in Statement of Financial Accounting Standards No. 123(R). For a discussion of the valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(5)                Amounts represent premiums paid by the Company for group term life insurance, car allowance and employer’s contributions to health plans.

STOCK AWARDS GRANTS DURING YEAR ENDED DECEMBER 31, 2006

The following table provides certain information with respect to stock awards granted to the Named Executive Officers in the last fiscal year. In addition, as required by Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

		Estimated Future Payments				Grant Date Fair
		Under Equity Incentive			Exercise or Base	Value of Stock
		Plan Awards			Price of Option	and Option Awards
	Grant	Threshold	Target	Maximum	Awards	Value
Name	Date	$	$	$	($/Sh)	($)
Mark Sieczkarek	02/10/06	$770	$15,395	$1,539	$14.76	$15,395
	12/12/06	76,644	1,532,880	153,288	$21.29	1,532,880
	02/10/06	5,079	101,578	10,158	$14.76	101,578
Gregory Lichtwardt	02/10/06	270	5,402	540	$14.76	5,402
	12/12/06	38,322	766,440	76,644	$21.29	766,440
Ulric Cote III	02/10/06	414	8,280	828	$14.76	823,086
	12/12/06	25,548	510,960	51,096	$21.29	510,960
Edward Sinclair	02/10/06	366	7,321	732	$14.76	7,321
	12/12/06	38,322	766,440	76,644	$21.29	766,440
Lisa Pohmajevich	02/10/06	341	6,819	682	$14.76	6,819
	12/12/06	17,032	340,640	34,064	$21.29	340,640

•       Options generally vest at a rate of 1/8th of the shares on the six-month anniversary of the vesting commencement date and 1/48th of the original number of shares on each month anniversary of the vesting commencement date thereafter.

•       The Company granted stock options representing 594,500 shares to all employees during the fiscal year ended December 31, 2006.

•       The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to unexercised options, stock that has not vested and equity incentive plans for the Named Executive Officers in the last fiscal year.

					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number of	Payout
						Unearned	Value of
						Shares,	Unearned
	Option Awards					Units or	Shares,
	Number of	Number of				Other	Units or
	Securities	Securities				Rights	Other
	Underlying	Underlying				that	Rights
	Unexercised	Unexercised	Option	Option		Have	that Have
	Options	Options	Exercise	Expiration	Grant	Not	Not
Name	Exercisable	Unexercisable(2)	Price	Date	Date	Vested(3)	Vested(1)
Mark Sieczkarek	7,370	2,680	$9.95	04/17/13	02/10/06	1,043	$22,205
	454,630	165,320	$9.95	04/17/13	02/10/06	6,882	$146,518
	16,125	14,385	$8.94	11/30/14	12/12/06	72,000	$1,532,880
	35,958	33,082	$8.94	11/30/14
	718	13,421	$14.76	02/10/16
	18,813	60,798	$14.76	02/10/16
	6,511	24,739	$14.76	02/10/16
Total:	540,125	314,425				79,925
Gregory Lichtwardt	5,879	1,748	$13.11	11/17/13	02/10/06	366	$7,792
	109,745	32,628	$13.11	11/17/13	12/12/06	36,000	$766,440
	16,125	14,835	$8.94	11/30/14
	15,125	13,915	$8.94	11/30/14
	393	11,036	$14.76	02/10/16
	5,857	12,714	$14.76	02/10/16
	2,083	7,917	$14.76	02/10/16
Total:	155,207	94,793				36,366
Ulric Cote III	83,333	41,667	$12.74	04/05/14	02/10/06	561	$11,944
	16,500	19,780	$8.94	11/30/14	12/12/06	24,000	$510,960
	4,541	4,179	$8.94	11/30/14	04/05/04	12,000	$255,480
	524	9,594	$14.76	02/10/16
	5,726	14,156	$14.76	02/10/16
	2,083	7,917	$14.76	02/10/16
Total:	112,707	97,293				36,561
Edward Sinclair	13,729	597	$6.98	02/07/13	02/10/06	496	$10,560
	58,145	2,529	$6.98	02/07/13	12/12/06	36,000	$766,440
	7,809	3,216	$9.07	02/24/14
	6,357	2,618	$9.07	02/24/14
	10,751	9,890	$8.94	11/30/14
	10,082	9,277	$8.94	11/30/14
	262	10,769	$14.76	02/10/16
	3,644	4,075	$14.76	02/10/16
	1,302	4,948	$14.76	02/10/16
Total:	112,081	47,919				36,496
Lisa Pohmajevich	5,109	—	$19.57	02/04/12	02/10/06	462	$9,836
	21,891	—	$19.57	02/04/12	12/12/06	16,000	$340,640
	6,000	—	$9.44	05/06/13	11/30/04	8,000	$170,320
	7,083	2,917	$9.07	02/24/14
	16,135	14,845	$8.94	11/30/14
	41,156	37,864	$8.94	11/30/14
	1,801	10,026	$14.76	02/10/16
	2,105	4,818	$14.76	02/10/16
	1,302	4,948	$14.76	02/10/16
Total:	102,582	75,418				24,462

(1)             The dollar value of these awards are calculated by multiplying the number of shares or units by the closing price of our common stock on December 29, 2006, $21.29, the last trading day of fiscal 2006.

(2)             The table below shows the vesting schedule for all unexercisable options. All options vest monthly, on the anniversary of the grant date.

			Vesting Schedule for Unexercisable Options
Name	Grant Date		2007	2008	2009	2010
Mark Sieczkarek	04/17/03		2,010	670	—	—
	04/17/03		123,990	41,330	—	—
	11/30/04		17,260	15,822	—	—
	11/30/04		7,740	7,095	—	—
	02/10/06	(a)	22,719	21,417	16,662	—
	02/10/06	(a)	718	2,021	6,775	3,907
	02/10/06		7,812	7,812	7,812	1,303
Gregory Lichtwardt	11/17/03		1,748	—	—	—
	11/17/03		32,628	—	—	—
	11/30/04		7,740	7,095	—	—
	11/30/04		7,260	6,655	—	—
	02/10/06	(a)	534	2,477	6,775	1,250
	02/10/06	(a)	6,966	5,023	725	—
	02/10/06		2,500	2,500	2,500	417
Ulric Cote III	04/05/04		31,250	10,417	—	—
	11/30/04		10,320	9,460	—	—
	11/30/04		2,180	1,999	—	—
	02/10/06	(a)	6,976	6,455	725	—
	02/10/06	(a)	524	1,045	6,775	1,250
	02/10/06		2,500	2,500	2,500	417
Edward Sinclair	02/07/03		597	—	—	—
	02/07/03		2,529	—	—	—
	02/24/04		2,756	460	—	—
	02/24/04		2,244	374	—	—
	11/30/04		4,840	4,437	—	—
	11/30/04		5,160	4,730	—	—
	02/10/06	(a)	3,014	1,061	—	—
	02/10/06	(a)	1,673	3,627	4,687	782
	02/10/06		1,563	1,562	1,562	261
Lisa Pohmajevich	02/04/02		—	—	—	—
	02/04/02		—	—	—	—
	05/06/03		—	—	—	—
	02/24/04		2,500	417	—	—
	11/30/04		19,755	18,109	—	—
	11/30/04		7,745	7,100	—	—
	02/10/06	(a)	2,604	2,214	—	—
	02/10/06	(a)	2,083	2,474	4,687	782
	02/10/06		1,563	1,562	1,562	261

(a)            These grants include a combination of Incentive Stock Option shares and Non-Qualified Stock Option shares. Therefore, annual vesting is subject to IRS regulations.

(3)             The amounts shown are restricted stock units that vest by December 31, 2007.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Named Executive Officers during fiscal 2006.(1)

Option Awards(2)
	Number	Value
	of Shares	Realized
	Acquired	on Exercise
Name	on Exercise	($)(3)
Mark Sieczkarek	—	—
Gregory Lichtwardt	—	—
Ulric Cote III	5,000	$68,601
Edward Sinclair	—	—
Lisa Pohmajevich	—	—

(1)          There were no exercises or vesting of stock awards for all our NEOs during 2006.

(2)          Information relates to stock option exercises during 2006.

(3)          Value is the difference between the option exercise price and the sale price of the underlying shares multiplied by the number of shares covered by the option.

Policies and Procedures with Respect to Related Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board of Director’s preference to avoid related party transactions.

The Charter of the Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions. Under the Company’s Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Corporate Governance Guidelines require a director to promptly disclose to the Chairman of the Board of Directors and to the Lead Director any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

In May 1997, the Company entered into an agreement with Ms. Tunstall, which provides that, in the event of certain change-in-control transactions, each option held by Ms. Tunstall shall become fully vested and immediately exercisable. In the event of an involuntary termination within two years after a change-in-control transaction, the agreement provides that Ms. Tunstall will receive (i) her salary paid according to the Company’s standard payroll procedure for a period of 18 months; (ii) health and life insurance benefits for a period of 18 months; (iii) monthly severance payments equal to 1/12 of the “target bonus” she would have received for the fiscal year in which the termination occurs, the “target bonus” portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the

Company pays bonuses at 100% of its operating plan; and (iv) outplacement services not to exceed a value of $15,000.

In April 2003, the Company entered into an employment agreement with Mark Sieczkarek, its President and Chief Executive Officer, which agreement was amended in July 2003 and amended and restated in its entirety in August 2004. The amended and restated agreement has a term of three years and is automatically renewable for one year periods unless otherwise terminated.

•       Salary and Performance Bonuses:   Pursuant to the amended and restated agreement, Mr. Sieczkarek will receive an annual base salary of at least $408,000 and an annual target bonus of up to 100% of base salary, 75% of which will be cash and 25% of which will be an equity component, which may include stock options and restricted stock. In addition to his target bonus, Mr. Sieczkarek will be eligible for an additional incentive bonus of up to an additional 50% of his base salary in the event the Company’s performance is above the performance objectives set by the Board of Directors.

•       Stock Options:   Pursuant to the April 2003 agreement, Mr. Sieczkarek was granted options to purchase 630,000 shares of Common Stock, which will vest over five years.

•       Acceleration Upon Change-in-Control:   In the event of certain change-in-control transactions, each option and restricted stock held by Mr. Sieczkarek will become fully vested. In addition, the time during which Mr. Sieczkarek may exercise such options will be extended to a total of 12 months from the date of the change-in-control.

•       Involuntary Termination following a Change-in-Control:   In the event of an involuntary termination within two years after a change-in-control transaction, the agreement provides that Mr. Sieczkarek will receive (i) his base salary paid according to the Company’s standard payroll procedure for a period of 36 months from the date of termination, plus (ii) either (a) if termination takes place before April 16, 2006, an amount equal to 100% of the “target bonus” he would have received for the fiscal year in which the termination occurs multiplied by three, or (b) if termination occurs after April 16, 2006 in connection with a change in control, an amount equal to 50% of the “target bonus” he would have received for the fiscal year in which the termination occurs multiplied by three, the “target bonus” will be paid assuming the satisfaction of all requisite performance objectives, (iii) health and life insurance benefits for a period of 36 months, (iii) reimbursement of health insurance premiums, up to $650 per month, for a period up to 36 months plus a potential additional lump sum payment of up to $11,700 for medical premiums, and (iv) outplacement services not to exceed a value of $15,000.

•       Involuntary Termination:   In the event of an involuntary termination before a change-in-control or two years after the effective date of a change in control, Mr. Sieczkarek will receive (i) an amount equal to his then current monthly base salary multiplied by 18, (ii) an amount equal to the cash portion of the annual “target bonus” he would have received for the fiscal year in which the termination occurs multiplied by 150%, the “target bonus” which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its budget or plan, (iii) health and life insurance benefits for a period of eighteen 18 months, (iv) reimbursement of health insurance premiums, up to $650 per month, for a period up to 18 months, (v) outplacement services not to exceed $15,000, and (v) acceleration of vesting schedule by 18 months of options and restricted stock. At the sole discretion of the Board of Directors, salary and target bonus severance payments may be paid in one lump sum or periodically according to the Company’s standard payroll procedure in place immediately prior to the termination.

•       Signing Bonuses:   Pursuant to the July 2003 agreement, the Company agreed to pay Mr. Sieczkarek a one-time signing bonus of $445,000, which signing bonus was repayable to us, in part, if his employment with us terminated within two years of the date of that agreement. Under the August 2004 agreement, the Company agreed to pay Mr. Sieczkarek an additional one-time signing bonus of $50,000 upon his signing of the August 2004 agreement.

•       Reimbursement of Expenses:   Pursuant to the August 2004 agreement, the Company agreed to reimburse certain reasonable expenses in accordance with the Company’s policies.

In April 2004, the Company entered into a change-in-control agreement with Mr. Lichtwardt which provides that, in the event of a of certain change-in-control transactions, each of Mr. Lichtwardt’s options and restricted stock will become vested as to 100% of the option shares that have not otherwise vested on the effective date of the change-in-control transaction. In the event of an involuntary termination within two years after the change-in-control transaction, Mr. Lichtwardt will receive (i) salary according to our standard payroll procedure for a period of 18 months; (ii) health and life insurance benefits for a period of 18 months; (iii) monthly severance payments equal to 1/12 of the “target bonus” such officer would have received for the fiscal year in which the termination occurs, the “target bonus” portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its operating plan; (iv) acceleration of all options to become fully vested and immediately exercisable; and (v) outplacement services not to exceed a value of $15,000.

The Company has entered into change-in-control agreements with its other officers, including Ulric Cote III, Edward Sinclair and Lisa Pohmajevich, which provide that, in the event of certain change-in-control transactions, options and restricted stock held by such officers shall vest up to 50% of the option shares that have not otherwise vested on the effective date of the change-in-control transaction. In the event of any other type of change-in-control, each such option will become vested as to 50% of the option shares that have not otherwise vested on the effective date of the change-in-control transaction. In the event of an involuntary termination within two years after the change-in-control transaction, the agreements provide that each of the above mentioned officers will receive (i) salary according to our standard payroll procedure for a period of 12 months; (ii) health and life insurance benefits for a period of 12 months; (iii) monthly severance payments equal to 1/12 of the “target bonus” such officer would have received for the fiscal year in which the termination occurs, the “target bonus” portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its operating plan; and (iv) outplacement services not to exceed a value of $15,000. The Company otherwise des not have any employment agreements with any of its executive officers.

In October 2005, the Company entered into a relocation expense agreement with Ulric Cote, through which the Company agreed to reimburse Mr. Cote up to $230,000 for certain expenses related to Mr. Cote’s relocation to the Company’s new offices in Mountain View, California. Mr. Cote will have the obligation to pay back a portion of these expenses if his employment with the Company is terminated within two years of his relocation.

The Company entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The following table quantifies the amount that would be payable to the Executive Officers and to Kathryn Tunstall, a member of the Board of Directors, assuming that the involuntary termination of employment occurred within 24 months of a change in control. The amounts shown assume that the termination was effective as of December 31, 2006, and includes amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executives’ separation from the Company after the occurrence of a change in control.

Benefits and Payments Upon Involuntary Termination of Employment	Kathryn	Mark	Gregory	Ulric	Edward	Lisa
within 24 months of a Change in Control	Tunstall	Sieczkarek	Lichtwardt	Cote III	Sinclair	Pohmajevich
Salary and Retainers(1)	$225,000	$1,320,000	$405,000	$236,500	$209,000	$209,712
Health and Life Insurance Benefits(2)	30,346	39,729	17,952	13,207	8,418	7,638
Performance Bonuses and Severance Payments(3)	106,450	266,125	162,000	106,425	94,050	94,500
Reimbursement of Medical Premiums(4)	—	35,100	—	—	—	—
Outplacement Services(5)	15,000	15,000	15,000	15,000	15,000	15,000
Stock Options—Unvested and Accelerated(6)	99,760	3,143,091	843,044	429,466	240,989	407,922
Restricted Stock & Restricted Stock Units—Unvested and Accelerated(7)	490,862	1,701,603	774,232	389,192	388,500	260,398
Totals	$967,419	$6,520,648	$2,217,228	$1,189,790	$955,957	$995,169

(1)          18 months of retainer for Kathryn Tunstall, 36 months of salary for Mark Sieczkarek, 18 months of salary for Gregory Lichtwardt and 12 months of salary for the rest of the NEOs. Amounts based on payments earned during 2006.

(2)          18 months of health insurance for Kathryn Tunstall, 36 months of health insurance for Mark Sieczkarek, 18 months of health insurance for Gregory Lichtwardt and 12 months of health insurance for the rest of the NEOs. Amounts based on employees’ deductions and employer’s contributions during 2006.

(3)          For Kathryn Tunstall, the amount represents restricted stock units granted for the Company’s performance during 2006. For Mark Sieczkarek, the amount represents 50% of the bonus earned for the achievement of the operating plan in 2006 at 100%. For the rest of the NEOs, the amounts represent a 100% bonus for the achievement of the operating plan in 2006 at 100%.

(4)          Only applicable to Mark Sieczkarek, representing the highest amount to be reimbursed by the Company.

(5)          Represents the highest amount to be paid by the Company for outplacement services.

(6)          The value of the unvested and accelerated stock options and stock appreciation rights is the difference between the value of $21.29 per share, which is the last reported closing price before December 31, 2006, and the exercise price of the option, multiplied by the number of unvested shares as of December 31, 2006.

(7)          The value of the unvested and accelerated restricted stock and restricted stock units is $21.29 per share, the last reported closing price before December 31, 2006.

Recoupment of Incentives from Executive Officers

In April 2007, the Board of Directors adopted a policy wherein the Board of Directors will, to the extent permitted by applicable law, require reimbursement of any bonus or incentive compensation, including stock options, restricted stock, restricted stock units or stock appreciation rights (collectively, “Equity Awards”) paid or issued to any Executive Officer after April 15, 2007 where: a) the amount of the bonus or incentive compensation, including Equity Awards, was based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) in the Board of Directors’ view the officer engaged in any fraud or misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation, including Equity Awards, paid to the officer would have been lower had it been based upon the restated financial statements. In each such instance, the Company will seek to recover any amounts paid in excess of the amounts that would have been paid, including Equity Awards, based on the restated financial results. In addition, the Board of Directors may dismiss the Executive Officer, authorize legal action for breach of fiduciary duty or take such other action as may fit the circumstances, subject to applicable law. The Board of Directors may, in determining the appropriate course of action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies or regulators.

Equity Grant Practices

For the fiscal year ended December 31, 2006, the Company’s award grants to the NEOs were part of the comprehensive performance and retention compensation packages approved by the Compensation Committee on February 10, 2006 for each NEO. The Company does not have any program, plan or practice to time the grant of equity-based awards to its executive officers in coordination with the release of material non-public information. All equity grants are made under the Company’s 2001 Equity Incentive Plan or the Amended and Restated 2002 Non-Qualified Stock Option Plan. The per share exercise price of stock options cannot be less than the closing sales price of the Company’s common stock on the NASDAQ Stock market on the date of the grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2006 for all of the Company’s equity compensation plans, including its 1993 Stock Plan, 2001 Equity Incentive Plan, 1995 Employee Stock Purchase Plan, 1995 Directors’ Stock Option Plan, 2002 Non-Qualified Stock Option Plan, 2004 stand-alone inducement grant and Deferred Fee Plan for Directors:

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted Average	Future Issuance under
	upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	Excluding Securities
Name	Warranties and Rights	Warranties and Rights ($)	Reflected in Column (a)
	(a)
Equity compensation plans approved by security holders	2,079,982	$11.41	1,478,115 (1)
Equity compensation plans not approved by security holders(2)	1,419,631	$10.79	68,996
Total	3,499,613	$11.16	1,547,111

(1)          Includes 166,720 shares remaining available for future issuance under our 1995 Employee Stock Purchase Plan.

(2)          Consists of shares issuable under our Amended and Restated 2002 Non-Qualified Stock Option Plan and the stand alone inducement grant for Ulric Cote III, which does not require the approval of and has not been approved by our stockholders. Please see description of the Amended and Restated 2002 Non-Qualified Stock Option Plan contained in Note 7 to our annual report on Form 10-K filed with the SEC on March 15, 2007. In addition, the Company has adopted a deferred fee plan for its outside directors, pursuant to which such directors may receive an indeterminable amount of shares of the Company’s Common Stock.

COMPENSATION COMMITTEE REPORT2

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended December 31, 2006. The Compensation Committee is currently comprised of Messrs. Toni and Wilson and Ms. Bianchi, all of whom the Board believes are independent directors.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2007 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the Securities and Exchange Commission.

The Compensation Committee,
Robert V. Toni, Chair
Peter L. Wilson
Annette M. Bianchi

2                      The information contained in this Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See also the description of Change-In-Control Arrangements on page 32.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“Reporting Persons”) to file with Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Reporting Persons are required by the Commission’s regulation to furnish to the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, all of the Section 16(a) filing requirements with respect to the fiscal year ended December 31, 2006 have been satisfied except one Form 4 was not filed late by Kathryn Tunstall for a transaction which occurred on November 30, 2006, and a Form 5 was filed to report the transaction on February 14, 2007. In making this statement, the Company has relied solely upon review of the copies of such reports furnished to the Company.

OTHER MATTERS

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael W. Hall
Secretary

Dated: April 24, 2007

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Conceptus, Incorporated, Attention: Investors Relations, 331 East Evelyn Avenue, Mountain View, CA 94041, and at the Company’s website:  www.conceptus.com .

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF CONCEPTUS, INC.
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2007

The undersigned hereby appoints Mark Sieczkarek and Kathryn Tunstall, or either of them, as lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Conceptus, Inc. (the “Company”) to be held on June 8, 2007, and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.Your proxy cannot be voted unless you sign, date and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 will be voted in the discretion of the proxies upon such matters as may properly come before the Annual Meeting.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Please mark your votes as indicated in this example.	☒

	FOR	WITHHOLD FOR ALL		FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	☐	☐	2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐
Instruction: If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below: Nominees: 01 Mark M. Sieczkarek 02 Tomas F. Bonadio

I PLAN TO ATTEND THE MEETING      ☐

Receipt is hereby acknowledged of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement for the Annual Meeting to be held on June 8, 2007.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes all proxies heretofore given by the signer to vote at said Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR Items 1 and 2.

Signature(s)	Dated	, 2007

Note: Please sign exactly as name appears herein. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, please give full title as such and sign your own name as well. Joint owners should each sign.

FOLD AND DETACH HERE